UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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PHLO CORPORATION
(Name of Registrant as Specified in Its Charter)

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PHLO CORPORATION
6001-21 Argyle Forest Blvd.
PMB #117
Jacksonville, Florida 32244-5705

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To The Stockholders of Phlo Corporation:

The purpose of this Information Statement is to inform you that the Board of Directors of Phlo Corporation, a Delaware corporation (hereinafter referred to the “Company” or “Phlo”), has recommended by unanimous written consent, and the stockholders who are the holders of a majority of the outstanding stock of the Company entitled to vote on such matters have approved by written consent in lieu of a meeting pursuant to Section 228 of the Delaware General Corporation Law, the following corporate actions:

(1)
That the Certificate of Incorporation of the Company be amended to provide for staggered three- year terms for directors, and in order to effectuate the staggered board, that three persons are elected to the Board, the Class One Director to serve for one year and then for periods of three years; the Class Two Director to serve for a period of two years and then for periods of three years; and the Class Three Director to serve for periods of three years; in each case until the appropriate Annual Meeting of Stockholders, or execution of written consent in lieu of the Annual Meeting (at which time each such term expires) and until their successors are duly elected and qualified; and

(2)	That the appointment of RBSM, LLP as the Company's independent certified public accountant for the fiscal year ending March 31, 2008 is approved; and
(3)
That the Certificate of Incorporation of the Company be amended to provide for a one for one hundred reverse split of the outstanding shares of the Company’s capital stock, without changing the par value, rights, terms, conditions and limitations of such shares of stock, to be effective as of the filing of an amendment to the Company's Certificate of Incorporation with the Delaware Secretary of State and an ex-dividend date set by the NASD.

The accompanying Information Statement, which describes the above corporate actions in more detail, is being furnished to stockholders of Phlo Corporation for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. Pursuant to Rule 14c-2 under the Exchange Act, these corporate actions will not be effected until at least twenty (20) calendar days after the mailing of this Information Statement to the stockholders of Phlo Corporation. Following the expiration of such twenty (20) day period, a Certificate of Amendment will be filed with the Secretary of State of Delaware, to effect the Amendment, which will have the effects summarized above and described in more detail in the accompanying Information Statement. All shareholders are urged to read the accompanying Information Statement in its entirety for a description of the corporate actions taken by the Board of Directors and the holders of a majority of the outstanding shares of stock entitled to vote thereon.

THE COMPANY IS NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND A PROXY TO THE COMPANY

By Order of the Board of Directors:

/s/ James B. Hovis
December 27, 2007
By: James B. Hovis
CEO and Director

PHLO CORPORATION
6001-21 Argyle Forest Blvd.
PMB #117
Jacksonville, Florida 32244-5705

THE COMPANY IS NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND A PROXY TO THE COMPANY

This Information Statement is being mailed to the stockholders of Phlo Corporation, a Delaware corporation (hereinafter referred to as the “Company” or “Phlo”), on or about January 6, 2008, in connection with the corporate actions referred to below. On December 5, 2007, the Company’s Board of Directors, by unanimous written consent, recommended the corporate actions set forth below. On December 7, 2007, the holders of a majority of the issued and outstanding shares of the Company’s stock entitled to vote on such matters (the “Consenting Stockholders”) approved such matters. Accordingly, this Information Statement is furnished solely for the purpose of informing stockholders, in the manner required under Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of these corporate actions. No other stockholder approval is required. The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on January 6, 2008 (the “Record Date”).

CORPORATE ACTIONS

The Delaware General Corporation Law permits the holders of a majority of the outstanding shares of the Company’s stock entitled to vote on such matters to approve and authorize actions by written consent such holders as if the action were undertaken at a duly constituted meeting of the Company’s stockholders. Each share of the Company’s common stock outstanding entitles the holder to one vote on all matters brought before the holders of the common stock. Additionally, holders of the Company’s Series C Convertible Preferred Stock are entitled to vote on an as-if-converted-to-common stock basis. Currently, each share of Series C Convertible Preferred Stock is convertible into 714 shares of the Company’s common stock.

Effective as of December 7, 2007 the Consenting Stockholders hold an aggregate number of shares of common stock and Series C Convertible Preferred Stock representing approximately 51% of the total shares of stock entitled to vote on matters submitted for a vote to the holders of the Company’s common stock. The Consenting Stockholders consented in writing in lieu of a meeting to the matters described below. As a result, no further votes will be needed to approve the matters set forth herein. As of the Record Date, 661,393,776 shares of the Company’s common stock were outstanding and 1,488,456 shares of the Company’s Series C Convertible Preferred Stock (currently convertible into 1,062,757,584 shares of common stock) were outstanding.

The Company’s Board of Directors has approved and recommended to the stockholders, and the Consenting Stockholders have adopted and approved, the following actions:

(1)
That the Certificate of Incorporation of the Company be amended to provide for staggered three- year terms for directors, and in order to effectuate the staggered board, that three persons are elected to the Board, the Class One Director to serve for one year and then for periods of three years; the Class Two Director to serve for a period of two years and then for periods of three years; and the Class Three Director to serve for periods of three years; in each case until the appropriate Annual Meeting of Stockholders, or execution of written consent in lieu of the Annual Meeting (at which time each such term expires) and until their successors are duly elected and qualified; and

(2)	That the appointment of RBSM, LLP as the Company's independent certified public accountant for the fiscal year ending March 31, 2008 is ratified; and
(3)
That the Certificate of Incorporation of the Company be amended to provide for a one for one hundred reverse split of the outstanding shares of the Company’s capital stock, without changing the par value, rights, terms, conditions and limitations of such shares of stock, to be effective as of the filing of an amendment to the Company's Certificate of Incorporation with the Delaware Secretary of State and an ex-dividend date set by the NASD.

The Company will pay the expenses of furnishing this Information Statement, including the cost of preparing, assembling and mailing this Information Statement.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A “SAFE HARBOR” FOR FORWARD LOOKING STATEMENTS. This Information Statement contains statements that are not historical facts. These statements are called “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve important known and unknown risks, uncertainties and other factors and can be identified by phrases using “estimate,” “anticipate,” “believe,” “project,” “expect,” “intend,” “predict,” “potential,” “future,” “may,” “should” and similar expressions or words. The Company’s future results, performance or achievements may differ materially from the results, performance or achievements discussed in the forward-looking statements. There are numerous factors that could cause actual results to differ materially from the results discussed in forward-looking statements, including:

•
Changes in relationships with major customers and/or suppliers: an adverse change in the Company’s relationships with major customers and/or suppliers could have a negative impact on the Company’s earnings and financial position.

•	Factors that have been discussed in previous public reports and other documents filed by the Company with the Securities and Exchange Commission.

This list provides examples of factors that could affect the results described by forward-looking statements contained in this Information Statement. However, this list is not intended to be exhaustive; many other factors could impact the Company’s business, and it is impossible to predict with any accuracy which factors could result in which negative impacts. Although the Company believes that the forward-looking statements contained in this Information Statement are reasonable, it cannot provide shareholders with any guarantee that the anticipated results will be achieved. All forward-looking statements in this Information Statement are expressly qualified in their entirety by the cautionary statements contained in this section, and shareholders are cautioned not to place undue reliance on the forward-looking statements contained in this Information Statement. In addition to the risks listed above, other risks may arise in the future, and the Company disclaims any obligation to update information contained in any forward-looking statement.

CURRENT INFORMATION REGARDING THE COMPANY

The following is a description of the current operations of Phlo Corporation.

Phlo Corporation, a Delaware corporation incorporated in December 1995, and its affiliates (hereinafter collectively referred to as the "Company") is a manufacturer of beverages and liquids containing patented and patent-pending biotechnologies. The Company markets its products to institutional purchasers, such as colleges and universities and sports teams, and to distributors which offer the products for sale in high volume chain stores, such as supermarkets and drug and convenience stores. The Company is positioned as a biotechnology company which is using high volume distribution networks to commercialize its technology. Central to the Company’s strategic development plan is the development, acquisition and/or exclusive licensing of proprietary technology, nutraceutical, biotechnological and/or pharmaceutical in nature, which the Company initially plans to convey to consumers through the use of liquid formulations and beverage systems. The Company initially is focusing its technology acquisition efforts on technologies related to enhancing personal performance and sustainable wellness and reducing the effects of aging.

During the fiscal year ended March 31, 2007, the Company announced that it had commenced shipment of the ready-to-drink version of its vitality beverage to fill orders of the product. Initial shipments were primarily sold to accounts in the Northern California area. Subsequent to the fiscal year end, the Company announced that, as a result of the response to the ready-to-drink product from the initial test markets in this region, the Company initiated a roll-out of the beverage line in Northern California to a significant account base. The roll out account base encompasses all channels of distribution (both on and off premises), including independent grocers, independent convenience stores, mass merchandisers, chain grocers, chain convenience stores, and chain drug stores.

The Company’s vitality beverage product (available in Orange, Grape, Lemon-Lime and Tropical Punch flavors) features the Company’s proprietary Instant Nano Hydration (through nano-encapsulation) and Cell Armor technologies, which provide instant, direct delivery of rehydration and cell-repair-and-protection payloads into the bloodstream beginning through absorption by the membranes of the mouth. In addition, the Company’s nano-encapsulation technology prevents the destruction of its active payloads by acids in the stomach.

Recent Developments

During the fiscal year ended March 31, 2007, the Company announced that it had commenced shipment of the ready-to-drink version of its vitality beverage to fill orders of the product. Initial shipments were primarily sold to accounts in the Northern California area. Subsequent to the fiscal year end, the Company announced that, as a result of the response to the ready-to-drink product from the initial test markets in this region, the Company initiated a roll-out of the beverage line in Northern California to a significant account base. The roll out account base encompasses all channels of distribution (both on and off premises), including independent grocers, independent convenience stores, mass merchandisers, chain grocers, chain convenience stores, and chain drug stores.

Subsequent to the fiscal year ended March 31, 2007, the Company announced that its vitality beverage would be sold in 450 7-Eleven stores spanning from Bakersfield, California to the Oregon border. The Company has recently completed productions of a 20-oz. version of its vitality beverage to fill a backlog of $71,280 of orders and has shipped the product to launch the product’s sale in the 450 7-Eleven stores.

Also subsequent to the fiscal year ended March 31, 2007, the Company has shipped product to launch its vitality beverage on the East Coast, initially in the greater metropolitan New York City area, including Manhattan, Brooklyn, Queens, the Bronx, and Long Island. The East Coast launch will also include all channels of distribution. Finally, the Company has also announced that it hired a Chief Marketing Officer with extensive global experience in directing the branding, marketing, and communications programs of major international corporations, as well as a Director of Marketing to support the Chief Marketing Officer.

Product Overview

The Company’s vitality beverage product (available in Orange, Grape, Lemon-Lime and Tropical Punch flavors) features the Company’s proprietary Instant Nano Hydration (through nano-encapsulation) and Cell Armor technologies, which provide instant, direct delivery of rehydration and cell-repair-and-protection payloads into the bloodstream beginning through absorption by the membranes of the mouth. In addition, the Company’s nano-encapsulation technology prevents the destruction of its active payloads by acids in the stomach.

Marketing and Distribution

The Company markets its products to institutional purchasers, such as colleges and universities and sports teams, and to distributors who offer the products for sale in all channels of distribution (both on and off premises), including independent grocers, independent convenience stores, mass merchandisers, chain grocers, chain convenience stores, and chain drug stores. The Company is positioned as a biotechnology company which is using high volume distribution networks to commercialize its technology.

During the fiscal year ended March 31, 2007, the Company announced that it had commenced shipment of the ready-to-drink version of its vitality beverage to fill orders of the product. Initial shipments were primarily sold to accounts in the Northern California area. Subsequent to the fiscal year end, the Company announced that, as a result of the response to the ready-to-drink product from the initial test markets in this region, the Company initiated a roll-out of the beverage line in Northern California to a significant account base. The roll out account base encompasses all channels of distribution (both on and off premises), including independent grocers, independent convenience stores, mass merchandisers, chain grocers, chain convenience stores, and chain drug stores.

Subsequent to the fiscal year ended March 31, 2007, the Company announced that its vitality beverage would be sold in 450 7-Eleven stores spanning from Bakersfield, California to the Oregon border. The Company has recently completed productions of a 20-oz. version of its vitality beverage to fill a backlog of $71,280 of orders and has shipped the product to launch the product’s sale in the 450 7-Eleven stores.

Also subsequent to the fiscal year ended March 31, 2007, the Company has shipped product to launch its vitality beverage on the East Coast, initially in the greater metropolitan New York City area, including Manhattan, Brooklyn, Queens, the Bronx, and Long Island. The East Coast launch will also include all channels of distribution. Finally, the Company has also announced that it hired a Chief Marketing Officer with extensive global experience in directing the branding, marketing, and communications programs of major international corporations, as well as a Director of Marketing to support the Chief Marketing Officer.

Industry Overview/Competition

The Company’s goal is to develop products which are proprietary (patented and patent-pending) and which serve a major perceived consumer need not currently being effectively addressed by other products through (initially) the use of beverage products and liquids.

The Company’s vitality beverage product features the Company’s proprietary Instant Nano Hydration (through nano-encapsulation) and Cell Armor technologies, providing instant, direct delivery of rehydration and cell-repair-and-protection payloads into the bloodstream beginning through absorption by membranes of the mouth. In addition, the Company’s nano-encapsulation technology prevents the destruction of its active payloads by acids in the stomach.

The Company operates in a highly competitive segment of the beverage industry. The segment is dominated by competitors with greater resources than the Company’s. In addition, the Company competes for limited retail shelf space for its products. The Company cannot be certain that it can successfully compete for sales to distributors or stores that purchase from larger, more established companies that have greater financial, sales and technical resources. However, the Company believes that its proprietary technology and its ability to incorporate such technology in good-tasting beverages, as well as in a number of additional types of liquid formulations, allows the Company to offer to its distributors and the ultimate consumers, a variety of unique, healthy and effective products.

Manufacturing

The Company’s products are manufactured at independent co-packers. The Company believes that alternative sources of manufacturing exist in the event that the production capabilities of the facility currently used by the Company become insufficient or unavailable. However, there can be no assurances that alternative sources would be able to meet the requirements of the Company, and if the Company was unable to arrange for alternative co-packing in a timely manner, such failure could have a material adverse effect on the Company’s business, operating results and financial condition.

The Company currently produces its biotechnological payloads internally and purchases concentrates, flavors, nutrients, labels, caps, bottles, boxes and other ingredients and packaging for its product lines from independent third party manufacturers. The products are delivered to an independent co-packer where the Company’s products are manufactured. Management believes that there are alternatives to all of its suppliers in the event the Company is compelled to purchase raw materials from other sources, although there can be no assurances that alternative sources would become available in a timely manner, in which case it could have a material adverse effect on the Company’s business, operating results and financial condition.

Trademarks

The Company has filed applications for registration in the United States for the trademarks and brand names related to its product lines. The Company believes that its trademarks and trade names are significant to the marketing and sale of its products and that the inability to utilize the same could have a material adverse effect on the Company’s business, results of operations and financial condition.

Management and Employees

As of March 31, 2007, the Company had one employee.

The Company has experienced no work stoppages and considers its employee relations to be satisfactory. The Company’s employees are not represented by a labor union.

Product Liability Insurance

The Company, like other manufacturers of products that are ingested, faces an inherent risk of exposure to product liability claims if, among other things, the use of its products results in injury. There can be no assurances that the amount and scope of any product liability insurance coverage will be adequate to protect the Company in the event that a product liability claim is successfully asserted against the Company.

Government Regulation

The production, distribution and sale of the Company’s products in the United States are subject to the Federal Food, Drug and Cosmetic Act, the Occupational Safety and Health Act, the Lanham Act, various environmental statutes, and various other federal, state and local statutes regulating the production, transportation, sale, safety, advertising, labeling and ingredients of such products. Certain states and localities prohibit, or may in the future enact legislation to prohibit, the sale of certain beverages unless a deposit or tax is charged for containers.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The common stock of the Company was first traded on the OTC Bulletin Board on the effectiveness of the Company’s Initial Public Offering on July 31, 1996, under the symbol "PYMB". On April 20, 1999, the Company changed its trading symbol to "PHLC" to reflect the change in the Company’s name to Phlo Corporation. The common stock of the Company is currently quoted and traded on the Pink Sheets.

The following table indicates the high and low bid prices for the common stock of the Company for the period April 1, 2006, to March 31, 2007, based upon information supplied by the NASDAQ system. Prices represent quotations between dealers without adjustments for retail markups, markdowns or commissions, and may not represent actual transactions.

There were no cash dividends declared on the common stock for the fiscal years ended March 31, 2007 and 2006.

	Common Stock
	Year Ended 3/31/07		Year Ended 3/31/06
Quarter	High	Low	High	Low
First Quarter	$0.051	$0.013	$0.04	$0.01
Second Quarter	$0.018	$0.007	$0.20	$0.008
Third Quarter	$0.033	$0.006	$0.04	$0.01
Fourth Quarter	$0.058	$0.018	$0.06	$0.03

Holders of the Company common stock are entitled to cash dividends if and when declared by the Company’s board of directors.

Additionally, Phlo announced on September 18, 2003, that it had authorized payment of a dividend structured as a Net Revenue Interest (hereinafter defined). The dividend provides for payment by one of the operating companies in Phlo’s corporate group of a cash dividend to Phlo shareholders in the form of a pro rata interest in five percent (5%) of any qualifying net revenues generated by the future sales of Phlo’s oral rehydration solution products (the “Products”) to the United States Military (the “Net Revenue Interest”). The Net Revenue Interest is payable to the beneficial owners of record of Phlo common stock and Series C Convertible Preferred Stock (collectively, the “Phlo Stock”) as of October 17, 2003 (the “Record Date”), based on their ownership as of March 15, 2004, who surrendered their common stock certificates and received a Net Revenue Interest (NRI) certificate setting forth their eligibility to participate in the Net Revenue Interest (“Eligible Holders”). The Net Revenue Interest is payable, on a quarterly basis, during a period of five years from the date of the initial cash distribution. The dividend shall be paid out of funds that are legally available therefor in accordance with all applicable law. No Net Revenue Interest has been payable to date.

In accordance with the terms of Phlo’s Series C Convertible Preferred Stock (the “Series C Stock”), holders of the Series C Stock had the same rights to participate in the Net Revenue Interest as holders of Phlo’s common stock without any requirement of conversion into common stock.

The Net Revenue Interest is not transferable by transfer, sale, pledge, or hypothecation of the Phlo shares. When shares represented by the NRI certificates are sold, the right to participate in the Net Revenue Interest with respect to those shares is thereby extinguished. The Net Revenue Interest, if any, shall be allocated pro rata to the total number of beneficial owners of record on the Company’s books of shares of common stock and Series C Preferred Stock (on an as if converted to common stock basis) entitled to participate.

The Board of Directors does not intend to pay any dividends in the foreseeable future. There can be no assurance that cash dividends of any kind will ever be paid.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 7, 2007, certain information with respect to the beneficial ownership of common stock and preferred stock by each person or entity known by the Company to be the beneficial owner of 5% or more of such shares, each officer and director of the Company, and all officers and directors of the Company as a group:

Name and Address of Beneficial Owner (1)	Shares of Common Stock Owned		Percentage (%) of Common Stock (2)	Shares of Preferred Stock		Percentage (%) of Total Combined Vote(3)
James B. Hovis	175,856,587	(4)	26.59%	476,049	(5)	29.91%
Anne P. Hovis	175,856,587	(6)	26.59%	526,049	(7)	31.98%
All officers and directors as a group (two persons)	175,856,587		26.59%	526,049		31.98%
Edward J. Mathias (8)	7,750,451		1.17%	460,096.09	(9)	19.51%

(1) The address of each Stockholder shown above except as otherwise indicated is c/o Phlo Corporation, 6001-21 Argyle Forest Blvd., PMB #117, Jacksonville, Florida 32244-5705.

(2) Based upon 661,393,776 shares of Common Stock outstanding as of December 7, 2007.

(3) Based on 661,393,776 shares of Common Stock and 1,488,456 shares of Series C Preferred Stock outstanding as of December 7, 2007, and assuming a conversion rate of 714 shares of common stock for each share of Series C Preferred Stock. The percentages presented are based on conversion of all outstanding shares of Series C Preferred Stock into shares of common stock and, if applicable, the exercise of all warrants owned by the beneficial owner to purchase common stock.

(4) Includes 108,248,834 shares as to which Mr. Hovis has the sole voting power, and 67,607,753 shares as to which he shares the power to dispose with his wife, Anne P. Hovis.

(5) Includes 236,836 shares of Series C Preferred Stock as to which Mr. Hovis has the sole voting power and 239,213 shares as to which he shares the power to dispose with his wife, Anne P. Hovis.

(6) Includes 67,607,753 shares as to which Mrs. Hovis has sole voting power and 108,248,834 shares as to which she shares the power to dispose with her husband, James B. Hovis.

(7) Includes 239,213 shares of Series C Preferred Stock as to which Mrs. Hovis has sole voting power, 236,836 shares as to which she shares the power to dispose with her husband, James B. Hovis, and 50,000 as to which Mrs. Hovis has indirect beneficial ownership as trustee under the Uniform Gift to Minors Act.

(8) Mr. Mathias’ address is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004-2505.

(9) Includes 447,851.19 shares of Series C Preferred owned by Mr. Mathias and 12, 244.90 shares of Series C Preferred as to which Mr. Mathias has indirect beneficial ownership as trustee under the Uniform Gift to Minors Act.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to the executive officers for the fiscal years ended March 31, 2007 and 2006.

SUMMARY COMPENSATION TABLE

Payouts	Annual Compensation Awards			Long-Term Compensation Awards
				Other		Securities		All
				Annual	Restricted	Under-		Other
				Compen-	Stock	lying	L/TIP	Compen-
Name and				sation	Awards	Options/	Payouts	sation
Principal Position	Year	Salary	Bonus	($)	($)	SARa (#)	($)	($)

James B. Hovis	2006	$303,964	-0-	-0-	-0-	-0-	-0-	-0-
President and CEO	2007	$245,871	-0-	-0-	-0-	-0-	-0-	-0-

Anne P. Hovis	2006	$-0-	-0-	-0-	-0-	-0-	-0-	-0-
Exec. Vice President	2007	$-0-	-0-	-0-	-0-	-0-	-0-	-0-
General Counsel &
Secretary

Compensation of Directors

The names of the directors of the Company as of March 31, 2007 are James B. Hovis and Anne P. Hovis. Each director of the Company is entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors of the Company. No payments were made to directors during the year ended March 31, 2007, for services provided as a director.

Indemnification

The Company’s Articles of Incorporation and Bylaws provide that the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in the Company’s best interest. In certain cases, the Company may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, the Company must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Stock Option Plans and Agreements

In March 1996, the Board of Directors of the Company adopted, and the stockholders of the Company approved the adoption of the 1996 Stock Plan (hereinafter called the "1996 Plan"). The purpose of the 1996 Plan was to provide an incentive and reward for those executive officers and other key employees in a position to contribute substantially to the progress and success of the Company, and to closely align the interests of such employees with the interests of stockholders of the Company by linking benefits to stock performance. The goal of these incentives was to retain the services of such key employees as well as to attract new key employees. In furtherance of that purpose, the 1996 Plan authorizes the grant of stock options, restricted stock, deferred stock, bonus shares, performance awards, dividend equivalent rights, limited stock appreciation rights and other stock-based awards, or any combination thereof to executives and other key employees of the Company and its subsidiaries. After giving due consideration to competitive conditions and the impact of federal tax laws ,the 1996 Plan is expected to provide flexibility to the Company’s compensation methods.

The maximum number of shares of Common Stock with respect to which awards may be granted pursuant to the 1996 Plan was initially 2,000,000 shares. To date, no shares or options have been granted under the 1996 Plan. Shares issuable under the 1996 Plan may be either treasury shares or authorized, but unissued shares. The number of shares available for issuance are subject to adjustment to prevent dilution in the event of stock splits, stock dividend, or other changes in the capitalization of the Company.

The 1996 Plan will be administered by a committee consisting of not less than two (2) members of the Board of Directors who are "disinterested" within the meaning of Rule 16b-3 promulgated under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code (including persons who may be deemed outside directors by virtue of any transitional rule which may be adopted by the Internal Revenue Service implementing such Section) (the "Committee"). The Board will determine the persons to whom awards will be granted, the type of award and, if applicable, the number of shares to be covered by the award. During any calendar year, no person may be granted awards aggregating more than 100,000 shares (which number shall be subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in capitalization of the Company) under the 1996 Plan.

Types of Awards

Stock Options: The 1996 Plan originally provided that options granted under the 1996 Plan may be "incentive stock options" ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code or stock options which are not incentive stock options ("Non-Incentive Options" and, collectively with Incentive Options, hereinafter referred to as "Options"). However, the 1996 Plan provides that no Incentive Option may be granted at any time after October 2006. The persons to whom Options will be granted, the number of shares subject to each Option granted, the prices at which Options may be exercised (which shall not be less than the fair market value of shares of common stock on the date of grant), the time or times and the extent to which Options may be exercised and all other terms and conditions of Options will be determined by the Committee.

Each Non-Incentive Option shall terminate not later than fifteen (15) years from the date of grant. The exercise price at which the shares may be purchased may not be less than the fair market value of shares of common stock at the time the Option is granted, except as provided below with respect to Incentive Options granted to 10% stockholders. Options granted to executive officers may not be exercised at any time prior to six (6) months after the date of grant.

The exercise price of the shares to be purchased pursuant to each Option shall be paid (i) in full in cash, (ii) by delivery (i.e., surrender) of shares of the Company’s common stock owned by the optionee at the time of the exercise of the Option, (iii) in installments, payable in cash, if permitted by the Committee or (iv) any combination of the foregoing. The stock-for-stock payment method permits an optionee to deliver one (1) or more shares of previously-owned common stock of the Company in satisfaction of the exercise price of subsequent Options. The optionee may use the shares obtained on each exercise to purchase a larger number of shares on the next exercise. (The foregoing assumes an appreciation in value of previously acquired shares). The result of the stock-for-stock payment method is that the optionee can generally avoid immediate tax liability with respect to any appreciation in the value of the stock utilized to exercise the Option.

Shares received by an optionee upon exercise of a Non-Incentive Option may not be sold or otherwise disposed of for a period determined by the Board of Directors of the Company upon grant of the Option, which period shall be not less than six (6) months nor more than three (3) years from the date of acquisition of the shares (the "Restricted Period"), except that, during the Restricted Period (i) the optionee may offer the shares to the Company and the Company may, in its discretion, purchase up to all the shares offered at the exercise price and (ii) if the optionee’s employment terminates during the Restricted Period (except in limited instances), the optionee, upon written request of the Company, must offer to sell the shares to the Company at the exercise price within seven (7) business days. The Restricted Period shall terminate in the event of a Change in Control of the Company (as defined in the 1996 Plan), or at the discretion of the Board of Directors of the Company. After the Restricted Period, an optionee wishing to sell must first offer such shares to the Company at the fair market value.

Limited Stock Appreciation Rights. The Committee is authorized, in connection with any Option granted under the 1996 Plan, to grant to the holder of such Option a limited stock appreciation right ("LSAR"), entitling the holder to receive, within sixty (60) days following a Change in Control, an amount in cash equal to the difference between the exercise price of the Option and the market value of the common stock of the Company on the effective date of the Change in Control. The LSAR may be granted in tandem with an Option or subsequent to grant of the Option. The LSAR will only be exercisable to the extent that the related Option is exercisable and will terminate if and when the Option is exercised.

Restricted and Deferred Stock. An award of restricted stock or deferred stock may be granted under the 1996 Plan. Restricted stock is subject to restrictions on transferability and other restrictions as may be imposed by the Committee at the time of grant. In the event that the holder of restricted stock ceases to be employed by the Company during the applicable restrictive period, restricted stock that is at the time of cessation of employment subject to restrictions shall be forfeited and reacquired by the Company. Except as otherwise provided by the Committee at the time of grant, a holder of restricted stock shall have all of the rights of a stockholder including, without limitation, the right to vote restricted stock and the right to recover dividends thereon. An award of deferred stock is an award that provides for the issuance of stock upon expiration of a deferral period established by the Committee. Except as otherwise determined by the Committee, upon termination of employment of the recipient of the award during the applicable deferral period, all stock that is at the time of the termination of employment subject to deferral shall be forfeited. Until such time as the stock which is the subject of the award is issued, the recipient of the award has no rights as a stockholder.

Dividend Equivalent Awards. A dividend equivalent gives the recipient the right to receive cash or other property equal in value to the dividends that would be paid if the recipient held a specified number of shares of common stock of the Company. A dividend equivalent right may be granted as a component of another award or as separate award.

Bonus Shares and other Share Based Awards. The 1996 Plan authorizes the Committee to grant shares as a bonus, or to grant shares or other awards in lieu of obligations of the Company to pay cash under other plans or compensatory arrangements, upon such terms as shall be determined by the Committee. The 1996 Plan also authorizes the Committee to grant other forms of awards based upon, payable in, or otherwise related, in whole or in part, to, common stock, including, without limitation, convertible or exchangeable debentures or other debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, awards contingent upon performance of the Company, and awards valued by reference to the book value of shares of common stock or awards determined by reference to the value of securities of, or the performance of, specified subsidiaries.

Related Party Transactions

A shareholder of the Company holds notes issued by the Company between 1999 and 2002 representing an aggregate outstanding principal balance of $419,000 at March 31, 2007 and March 31, 2006 as follows:

Note payable to a related party with interest rate of 15% per annum. The note matured on May, 2003. The holder has agreed to extend the maturity date of the note to June 30, 2008.	$80,000

Note payable to a related party with interest at a rate of 10%. The note matured on December 31, 2000, when principal and unpaid interest were due. In consideration of this loan and two prior bridge loans, the Company agreed to issue shares of the Company's common and convertible preferred stock to the holder representing approximately 200,000 shares of common stock on a fully converted basis. The holder has agreed to extend the maturity date of the note to June 30, 2008.	104,000

Note payable to a related party with interest accruing at a rate of 10%. Principal and interest were due in February 2001. In conjunction with this financing, the Company issued a warrant to purchase 200,000 shares of common stock at an exercise price of $0.50 per share. The holder agreed to extend the maturity date of the note to June 30, 2008.	100,000

Note payable to a related party with interest accruing at a rate of 10% per annum. Principal and interest were due in June 2001. In conjunction with this financing, a warrant to purchase 50,000 shares of common stock at an exercise price of $0.50 per share is issuable to this holder. The note holder has agreed to extend the maturity date of the note to June 30, 2008. In connection with a prior extension of the maturity date, the Company has agreed to issue (but has not yet issued) a warrant to purchase 25,000 shares of common stock at an exercise price of $0.50 per share.	50,000

Note payable to a related party in the original principal amount of $100,000, with an interest rate of 10% per annum. Principal and interest were due in July 2001. $50,000 of the loan was repaid in May, 2001. In conjunction with this financing, a warrant to purchase 100,000 shares of common stock at an exercise price of $0.50 per share is issuable to the holder. An additional warrant to purchase 12,500 shares of the Common Stock at the same exercise price is issuable as a result of the Company's exercising its option to extend to October 2001 the maturity date of the note with respect to $50,000 of principal and all of the interest payable pursuant to the note. The holder has agreed to extend the maturity date of the note to June 30, 2008.
50,000

Note payable to a related party in the original principal amount of $35,000, with an interest rate of 12% per annum. Principal and interest were due in February, 2006. The holder has agreed to extend the maturity date of the note to June 30, 2008.	35,000

AUDIT AND CERTAIN OTHER FEES PAID TO ACCOUNTANTS

The following table sets forth fees billed to the Company by its auditors during the fiscal years ended March 31, 2007 and 2006 for: (i) services rendered for the audit of its annual financial statements and the review of its quarterly financial statements, (ii) services by its auditor that are reasonably related to the performance of the audit or review of its financial statements and that are not reported as Audit Fees, (iii) services rendered in connection with tax compliance, tax advice and tax planning, and (iv) all other fees for services rendered.

	March 31, 2007	March 31, 2006

Audit Fees	$39,100	$102,000
Audit related fees
Tax fees	-	-
All other fees		4,400
Total fees	$39,100	$106,400

AUDIT FEES. Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the Company’s principal accountants in connection with statutory and regulatory filings or engagements.

TAX FEES. Tax fees are fees billed for professional services for tax compliance, tax advice and tax planning.

ALL OTHER FEES. All other fees include fees for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.

The Company is not required to and does not have a designated Audit Committee, and accordingly, the Company’s Board of Directors’ policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Company’s Board of Directors regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Board of Directors may also pre-approve particular services on a case-by-case basis.

ELECTION OF DIRECTORS

The Consenting Stockholders have voted to amend the Company’s Certificate of Incorporation to provide for staggered three- year terms for directors, and in order to effectuate the staggered board, have elected three persons to the Board of Directors, the Class One Director to serve for one year and then for periods of three years; the Class Two Director to serve for a period of two years and then for periods of three years; and the Class Three Director to serve for periods of three years; in each case until the appropriate Annual Meeting of Stockholders, or execution of written consent in lieu of the Annual Meeting (at which time each such term expires) and until their successors are duly elected and qualified. All of the Company’s directors serve until their successors are elected and qualified by the Company’s shareholders, or until their earlier death, retirement, resignation or removal.

Joseph P. Nolan is elected as the Class One Director, with an initial term of one year.

Anne P. Hovis, currently a member of the Board of Directors, is elected as the Class Two Director, with an initial term of two years.

James B. Hovis, currently a member of the Board of Directors, is elected as the Class Three Director, with a term of three years.

The position(s) of each of the Directors and their biographies are below:

Name	Age	Position

James B. Hovis	58	President, Chief Executive Officer, Director
Anne P. Hovis	47	Executive Vice President, Secretary, Director
Joseph P. Nolan	56	Director

Business Experience

The following is a brief description of the business experience of each elected director:

James B. Hovis, President, Chief Executive Officer and a Director. Mr. Hovis is responsible for the overall management of the Company, including the product development, sales, marketing, distribution, production and financial functions. Additionally, Mr. Hovis directs the Company’s acquisition and financing activities. Previously, Mr. Hovis was engaged in the practice of corporate transactional law. Mr. Hovis has over 20 years of experience involving a wide range of corporate activity, both as a principal and as a professional representative or advisor, including all types of financings and refinancings (including debt and equity private placements), mergers, acquisitions (including product acquisitions and leveraged and management buyouts), divestitures, sales of assets or stock, restructurings and reorganizations. Additionally, his professional background has included a strong emphasis on developing business entities in a number of different industries, and he has been published in his areas of expertise. During the period from 1983 to the present, he has served on a number of boards of developing companies. Mr. Hovis is a graduate of Davidson College and received his Juris Doctorate from the T.C. Williams School of Law at the University of Richmond.

Anne P. Hovis, Executive Vice President, General Counsel, Secretary and a Director. Mrs. Hovis is responsible for managing the day-to-day administration of the Company and assists Mr. Hovis in the overall management of the Company. She is also responsible for the legal affairs of the Company, including intellectual property protection, securities filings, and negotiation of agreements with distributors and co-packers. Mrs. Hovis also assists Mr. Hovis in the Company’s transactional activities, including financings and acquisitions. Previously, Mrs. Hovis was an attorney with Anderson, Hibey & Blair, a Washington, D.C. based firm, where she specialized in corporate legal and international trade policy matters. Prior to this, Mrs. Hovis was an attorney with Lane & Mittendorf, where she participated in the firm’s corporate transactional (including stock and asset acquisitions and commercial lending facilities) and international trade practices. Mrs. Hovis has a B.A. from New York University and a Juris Doctorate degree from the Georgetown University Law Center.

Joseph P. Nolan, Director. Mr. Nolan began his professional career at Coopers & Lybrand as a CPA, where he rose to become an audit manager. Subsequently, he joined Butcher & Singer and specialized his practice as a Vice President in charge of Direct Participation Programs. During the 1980’s, Mr. Nolan founded an investment banking boutique (oil and gas tax-advantaged investment). From then to the present, he has served as the President and CEO of Eagle Energy Systems, a private lighting and security system firm.

APPOINTMENT OF AUDITORS

The Consenting Stockholders have ratified the pre-approval by the Board of Directors of RBSM, LLP as the Company's independent certified public accountants for the fiscal year ending March 31, 2008.

THE COMPANY’S REVERSE STOCK SPLIT

MATERIAL TERMS OF THE REVERSE SPLIT

The Board has unanimously adopted and the Consenting Stockholders have approved a one-for-one hundred (1:100) reverse stock split (the "Reverse Split") of the Company’s capital stock, pursuant to which every 100 issued and outstanding shares of the Common Stock shall be combined into one share of the Common Stock and every 100 shares of the Preferred Stock shall be combined into one share of Preferred Stock, without changing the par value, rights, terms, conditions and limitations of such shares of Common Stock and Preferred Stock. The Board believes that the Reverse Split is in the Company's best interests, principally because it may increase the trading price of the Common Stock. An increase in the price of the Common Stock may, in turn, generate greater investor interest in the Common Stock, thereby enhancing the marketability of the Common Stock to the financial community. For example, the closing price of the shares of common stock as reported on the Pink Sheets on December 26, 2007 was $0.04 per share (thus, the Reverse Split may result in a price of $4.00 per share, although no guarantees can be given that the price would reach or remain at this level). In addition, the resulting reduction in the number of issued and outstanding shares of Common Stock will provide the Company with additional authorized but unissued shares which could be utilized for future acquisitions or mergers or to otherwise carry out the Company's business objectives.

As of December 7, 2007 there were 661,393,776 shares of common stock issued and outstanding. The immediate effect of the Reverse Split will be to reduce the number of presently issued and outstanding shares of Common Stock from 661,393,776 to approximately 6,613,938. Additionally, as of December 7, 2007, there were 1,488,456 shares of Series C Preferred Stock issued and outstanding, convertible into 1,062,757,584 shares of common stock. The immediate effect of the Reverse Split will be to reduce the number of shares of common stock into which the Series C Preferred Stock is convertible from 1,062,757,584 to approximately 10,627,576. Therefore, taking into account both the 6,613,938 shares of common stock (post reverse split) and the 10,627,576 shares of common stock into which the outstanding shares of Series C Preferred will be convertible, there would be approximately 232,758,486 shares available for issuance following the Reverse Split.

Although management of the Company intends to actively seek long term financing, either through the sale of equity or debt, the Company has no current plans, proposals, letters of intent, or arrangements, written or otherwise, at this time to issue any of the additional authorized shares of Common Stock, except as in accordance with the provisions of currently outstanding warrants to purchase the Common Stock and preferred stock convertible into the Common Stock and with respect to subscribed shares set forth in the Company’s Form 10-KSB for the fiscal year ended March 31, 2007.

The Reverse Split will affect all of the holders of the Company's Common Stock uniformly and will not affect any shareholder's percentage ownership interest in the Company or proportionate voting power, except for insignificant changes that may result from the rounding of fractional shares.

The Reverse Split of the Common Stock is expected to become effective after the Company files Articles of Amendment to its Articles of Incorporation 20 days after the mailing of this Information Statement to shareholders. Subsequently, the Company will notify the National Association of Securities Dealers, requesting that the split be made effective on the ex-dividend date (the "Effective Date"). The Reverse Split will take place on the Effective Date without any action on the part of the holders of the Common Stock and without regard to current certificates representing shares of Common Stock being physically surrendered for certificates representing the number of shares of Common Stock each shareholder is entitled to receive as a result of the Reverse Split. However, the Board of Directors and the Consenting Shareholders have determined that it is in the best interest of the Corporation to require that certificates of Common Stock and Preferred Stock be surrendered to the Corporation and that new certificates, reflecting the reverse split, be issued in substitution therefor.

In the filing of the Company’s Articles of Amendment to its Articles of Incorporation, the Company shall retain the current number of authorized shares (250,000,000 shares) at a par value of $0.0001.

No fractional shares will be issued in connection with the Reverse Split, but shareholders holding a fraction of a share of stock after the Reverse Split shall be issued scrip in registered or bearer form which shall entitle the holder thereof to receive a certificate for a full share of Common Stock, or Preferred Stock, as the case may be, upon the surrender to the Corporation of such scrip aggregating a full share. No shareholders will receive cash in lieu of fractional shares.

The Company does not have any provisions in our Articles, by laws, or employment or credit agreements to which the Company is a party that have anti-takeover consequences. The Company does not currently have any plans to adopt anti-takeover provisions or enter into any arrangements or understandings that would have anti-takeover consequences. In certain circumstances, the Company’s management may issue additional shares to resist a third party takeover transaction, even if done at an above market premium and even if the takeover transaction is favored by a majority of independent shareholders.

FEDERAL INCOME TAX CONSEQUENCES

The following summary of material federal income tax consequences of the Reverse Split does not purport to be a complete discussion of all of the possible federal income tax consequences. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to shareholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the United States federal income tax laws as of the date of this Information Statement. Such laws are subject to change retroactively as well as prospectively. This summary also assumes that the shares of Common Stock are held as "capital assets," as defined in the Internal Revenue Code of 1986, as amended. The tax treatment of a shareholder may vary depending on the facts and circumstances of such shareholder.

EACH SHAREHOLDER IS URGED TO CONSULT WITH SUCH SHAREHOLDER'S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE SPLIT.

The Company believes that no gain or loss will be recognized by a shareholder as a result of the Reverse Split. The aggregate tax basis of the shares received in the Reverse Split will be the same as the shareholder's aggregate tax basis in the shares exchanged. The shareholder's holding period for the shares received in the Reverse Split will include the period during which the shareholder held the shares surrendered as a result of the Reverse Split. The Company's views regarding the tax consequences of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state and local tax consequences of the Reverse Split may vary significantly as to each shareholder, depending on the state in which such shareholder resides.

DISSENTER'S RIGHTS OF APPRAISAL

The general corporation law of the State of Delaware does not provide for dissenter's rights of appraisal in connection with the above actions.

ADDITIONAL INFORMATION

If you have any questions about the actions described above, you may contact counsel for the Company, Joseph I. Emas, 1224 Washington Avenue, Miami Beach, Florida 33139 (305) 531-1174.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the requirements thereof, the Company files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Copies of these reports, proxy statements and other information can be obtained at the SEC's public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Additionally, these filings may be viewed at the SEC’s website at http://www.sec.gov.

The Company filed its annual report for the fiscal year ended March 31, 2007 on Form 10-KSB with the SEC, a copy of which is being provided with this proxy statement. A copy of past annual reports on Form 10-KSB (except for certain exhibits thereto) may be obtained, upon written request by any stockholder to Joseph I. Emas, 1224 Washington Avenue, Miami Beach, Florida 33139 (305) 531-1174. Copies of all exhibits to the annual reports on Form 10-KSB are available upon a similar request.

INFORMATION INCORPORATED BY REFERENCE

The following documents are incorporated herein by reference and are deemed to be a part hereof from the date of filing of such documents:

Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007.

Quarterly Reports on Form 10-QSB for the quarter ended June 30, 2007 and September 30, 2007.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the effective date of the action taken described herein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained herein, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this information statement.

This information statement incorporates, by reference, certain documents that are not presented herein or delivered herewith. Copies of any such documents, other than exhibits to such documents which are not specifically incorporated by reference herein, are available without charge to any person, including any stockholder, to whom this proxy statement is delivered, upon written request to the Company’s Secretary at the address set forth below.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

One Information Statement will be delivered to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing such address. Upon receipt of such notice, the Company will undertake to promptly deliver a separate copy of this Information Statement to the stockholder at the shared address to which a single copy of the Information Statement was delivered and provide instructions as to how the stockholder can notify the Company that the stockholder wishes to receive a separate copy of this Information Statement or other communications to the stockholder in the future. In the event a stockholder desires to provide the Company with such notice, it may be given by mail, postage prepaid and addressed to Phlo Corporation at 6001-21 Argyle Forest Blvd., PMB #117, Jacksonville, Florida 32244-5705.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Under SEC rules, shareholders intending to present a proposal at the Annual Meeting in 2008 and have it included in the Company’s proxy statement must submit the proposal in writing to Phlo Corporation, Attn: Secretary, 6001-21 Argyle Forest Blvd., PMB #117, Jacksonville, Florida 32244-5705. Shareholders intending to present a proposal at the Annual Meeting in 2008, but not to include the proposal in the Company’s proxy statement, must comply with the requirements set forth in Regulation 14a-8 of the Security Exchange Act of 1934, as amended (the "Exchange Act").

The Exchange Act requires, among other things, that a shareholder must submit a written notice of intent to present such a proposal that is received by the Company’s Secretary no less than 120 days prior to the anniversary of the first mailing of the Company's proxy statement for the immediately preceding year's Annual Meeting. Therefore, the Company must receive notice of such proposal for the Annual Meeting in 2008 no later than August 9, 2008. If the notice is received after August 9, 2008, it will be considered untimely, and the Company will not be required to present it at the Annual Meeting in 2008. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. The form of this Information Statement have been approved by the Board of Directors and are being mailed and delivered to shareholders by its authority.

/s/ James B. Hovis
December 27, 2007
By: James B. Hovis
CEO and Director